EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-125308 and 333-64094) of Ceradyne, Inc. of our report dated February 23, 2009 except for the effects of the changes in accounting for certain convertible debt discussed in Note 4, as to which the date is June 12, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Ceradyne, Inc.

/s/ PricewaterhouseCoopers LLP

Orange County, California
June 12, 2009